Exhibit 99.1

22nd Century Group Signs New, Expanded License and Manufacturing Agreement with Smoker Friendly

Agreement covers 11 existing brands, supports launch 8 additional premium brands with Smoker Friendly retail and dealer locations

Creates foundation to launch additional reduced nicotine content brands in 2025

MOCKSVILLE, N.C., January 7, 2025 — 22nd Century Group, Inc. (Nasdaq: XXII), a tobacco products company that is leading the fight against nicotine and believes smokers should have a choice about their nicotine consumption, today announced the completion of a new license and manufacturing agreement with Smoker Friendly, one of the largest independent cigarette retailers in the United States. The agreement includes 11 SF brands currently sold in the Smoker Friendly network of retail stores and dealers in the U.S., plus another eight new SF premium brands to be launched and establishes a framework for other planned future products to be added.

The new five-year agreement builds on a business relationship of more than a decade and further secures a longstanding 22nd Century customer while opening additional opportunities for mutual expansion.

The 11 existing SF brands represent substantial contract manufacturing volume for 22nd Century’s MSA compliant facility in North Carolina. The eight new premium products to be launched will focus on the natural segment of the market, a new entry further expanding Smoker Friendly’s addressable market opportunity and volumes with 22nd Century. The brands are expected to occupy a premium position in the market as compared to lower tier products.

The company also expects to expand on the master services agreement, such as integrating the existing filtered cigar business from Smoker Friendly and adding a reduced nicotine content brand that complements 22nd Century Group’s VLN product line. Adding a reduced nicotine content product would not only expand Smoker Friendly’s product line, but also provide additional options to customers interested in controlling their nicotine intake using its VLN® reduced nicotine branded products.

“This agreement is foundational and represents the next era of Smoker Friendly’s long-standing relationship with 22nd Century, expanding the business opportunity for both companies,” said Larry Firestone, Chief Executive Officer of 22nd Century Group. “It also demonstrates the possibilities available to brands who want to use our integrated platform for licensing, predicate, manufacturing and other needs.

“Our next focus will be to expand the range of products covered under this agreement as well as our projects currently underway to add VLN companion brands that will help to build out a new category of reduced nicotine content products, creating greater visibility and sales reach for products that use our proprietary tobacco strains containing 95% less nicotine – a level considered to be non-addictive and shown in clinical studies to reduce smoking activity among adult smokers.”

“I am excited to align our business with dedicated manufacturing, licensing and distribution capabilities from 22nd Century, as well as secure new growth opportunities with additional products and brands that our customers are seeking,” said Keelan Gallagher, Vice President Operations at Smoker Friendly. “22nd Century provides not only high quality manufacturing, but also important predicate blends and additional product capabilities that will help us to further integrate our supply chain while adding new products.”

About 22nd Century Group, Inc.

22nd Century Group is the pioneering nicotine harm reduction company in the tobacco industry enabling smokers to take control of their nicotine consumption.

We created our flagship product, the VLN® cigarette, to give traditional cigarette smokers an authentic and familiar alternative that helps them take control of their nicotine consumption. VLN® cigarettes have 95% less nicotine than the traditional cigarette and have been proven to greatly reduce nicotine consumption. Instead of offering new ways of delivering nicotine to addicted smokers, we offer smokers the option to take control of their nicotine consumption and make informed and more productive choices, including the choice to avoid addictive levels of nicotine altogether.

Our wholly owned subsidiaries include a leading cigarette manufacturer that produces all VLN® products and provides turnkey contract manufacturing for other tobacco brands both domestically and internationally. The 60,000 square foot facility in Mocksville, North Carolina has the capacity to produce more than 45 million cartons of combusted tobacco products annually with additional space for expansion.

Our proprietary reduced nicotine tobacco blends are made possible by comprehensive and patented technologies that regulate nicotine biosynthesis activities in the tobacco plant, resulting in full flavor and high yield with 95% less nicotine. Our extensive patent portfolio has been developed to ensure we have the only low nicotine combustible cigarette in the United States and critical international markets. Our mission is to sell the last cigarette before the 22nd Century.

VLN® and Helps You Smoke Less® are registered trademarks of 22nd Century Limited LLC.

Learn more at xxiicentury.com, on X (formerly Twitter), on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

About The Cigarette Store LLC dba Smoker Friendly

Boulder, Colorado based Smoker Friendly operates 344 stores in 13 states. The stores are a mix of tobacco stores, cigar lounges, liquor stores, and fueling locations under the names Smoker Friendly, Tobacco Depot, Smoke ‘N Go, Havana Manor, and Gasamat.

The Smoker Friendly team also manages the Smoker Friendly Authorized Dealer program. This program provides a total tobacco private label portfolio, industry expertise, a well-known name, and geographic exclusivity to tobacco retailers desiring an alternative to the contracts offered by big tobacco.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our cost reduction initiatives, (ii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, (iii) our financial and operating performance and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 28, 2024, and in the Company’s Quarterly Reports filed on May 15, 2024, August 13, 2024 and November 11, 2024. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200